UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

HD SUPPLY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-159809	75-2007383
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Cumberland Boulevard, Suite 1480 Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip Code)

(770) 852-9000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Todd Newnam from Board of Directors. On January 31, 2011, Todd Newnam, a director of HD Supply, Inc. (the “Company”) and an appointee to the Company’s board of directors (the “Board”) of The Carlyle Group (“Carlyle”) resigned from the Board effective as of January 31, 2011. Mr. Newnam’s resignation is not the result of any disagreement with the Company.

(d) Appointment of Directors. On January 31, 2011, the Board appointed Gregory S. Ledford and Brian Bernasek as directors of the Company. Pursuant to a stockholders agreement between HDS Investment Holding, Inc., the Company’s parent company, its equity sponsors and their affiliates and other stockholders of HDS Investment Holding, Inc., Carlyle (through an affiliate) is entitled to appoint three directors to the Board. Messrs. Ledford and Bernasek were appointed to the Board at the direction of Carlyle to fill the vacancy of Mr. Newnam and the previously disclosed vacancy created by the resignation of Carlyle appointee Daniel Pryor. The Board also elected Mr. Bernasek to serve as a member and the chair of the Audit Committee and a member of the Executive Committee and expects to elect Mr. Bernasek to serve as a member of the Compensation Committee.

Mr. Ledford is a managing director of Carlyle. Mr. Ledford joined Carlyle in 1988 and is currently head of the Industrial and Transportation group. Mr. Ledford is also a member of the board of directors of Allison Transmission, Inc., The Hertz Corporation and Veyance Technologies, Inc. Mr. Bernasek is a managing director of Carlyle. Prior to joining Carlyle in 2000, Mr. Bernasek held a position in the Corporate Investment Area of Investcorp International, a private equity firm. Mr. Bernasek is also a member of the board of directors of Allison Transmission, Inc. and The Hertz Corporation.

The Company is a party to certain agreements and transactions with the equity sponsors, including Carlyle, pursuant to which Messrs. Ledford and Bernasek may have a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K. Such disclosure is included under “Item 13. Certain Relationships and Related Transactions, and Director Independence” on page 141 of the Company’s Annual Report on Form 10-K for the year ended January 31, 2010 and is herein incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HD Supply, Inc.

By:	/s/ RICARDO NUNEZ
Name:	Ricardo Nunez
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: February 4, 2011